Exhibit 99.1

Press Release

Financial and Investor Contact:
Eric Slusser
770-951-6101
eric.slusser@gentiva.com
or	John Mongelli
770-951-6496
john.mongelli@gentiva.com

Media Contact:
Scott Cianciulli
Brainerd Communicators
212-986-6667
cianciulli@braincomm.com

Gentiva® Health Services Reports Third Quarter 2012 Results

ATLANTA, GA, November 1, 2012 — Gentiva Health Services, Inc. (NASDAQ: GTIV), the largest provider of home health and hospice services in the United States based on revenue, today reported third quarter 2012 results. Quarterly highlights include:

•	Total net revenues of $424.4 million.

•	Adjusted income from continuing operations on a diluted per share basis of $0.32.

•	Adjusted EBITDA of $46.1 million.

•	Free cash flow of $23.2 million.

Third quarter 2012 financial highlights include:

•

Total net revenues of $424.4 million, a decrease of 6% compared to $449.7 million for the quarter ended September 30, 2011. Excluding the impact of branches sold or closed, total net revenues would have been down slightly compared to the third quarter of 2011. Net revenues included home health episodic revenues of $206.4 million, a decline of 6% compared to $219.6 million in the 2011 third quarter. Hospice revenues were $189.8 million, a decrease of 3% compared to $196.5 million in the 2011 third quarter. Hospice represented 45% of total net revenues in the third quarter of 2012, compared to 44% in the 2011 third quarter.

•

Loss from continuing operations attributable to Gentiva shareholders of $0.5 million, or $0.02 per diluted share, compared to a loss of $479.7 million, or $15.82 per diluted share, for the third quarter of 2011. During the third quarter of 2012, the Company recorded a $19.1 million non-cash write-off of existing trade name balances in connection with the

3350 Riverwood Parkway, Suite 1400, Atlanta, GA 30339

rebranding of its branch operations under the single Gentiva name. In the third quarter of 2011, the Company recorded a non-cash impairment charge of $643.3 million as a result of its impairment test of goodwill, intangibles and other long-lived assets.

•

Adjusted income from continuing operations attributable to Gentiva shareholders of $9.9 million, compared with $8.3 million in the comparable 2011 period. On a diluted per share basis, adjusted income from continuing operations attributable to Gentiva shareholders was $0.32 for the third quarter of 2012 compared to $0.27 for the third quarter of 2011.

•

Adjusted earnings before interest, taxes, depreciation and amortization attributable to continuing operations (Adjusted EBITDA) was $46.1 million in the third quarter of 2012 as compared to $41.5 million in the third quarter of 2011. Adjusted EBITDA as a percentage of net revenues was 10.9% in the third quarter of 2012 versus 9.2% in the prior year period.

Adjusted income from continuing operations attributable to Gentiva shareholders and Adjusted EBITDA exclude charges related to restructuring, legal settlements, acquisition and integration activities and other special items.

Highlights for the nine months ended September 30, 2012 include:

•

Total net revenues of $1,287.8 million, a decrease of 5% compared to $1,349.6 million for the prior year period. Net revenues included home health episodic revenues of $624.5 million, a decline of 5%, compared to $659.7 million in the comparable 2011 period. Hospice revenues were $577.5 million, compared to $585.9 million in the comparable 2011 period.

•

Income from continuing operations attributable to Gentiva shareholders of $18.2 million, or $0.60 per diluted share, compared to a loss of $462.2 million, or $15.27 per diluted share, in the prior year period.

•

Adjusted income from continuing operations attributable to Gentiva shareholders of $28.0 million, compared with $38.0 million in the 2011 period. On a diluted per share basis, adjusted income from continuing operations attributable to Gentiva shareholders was $0.91 for 2012 as compared with $1.23 in the corresponding period of 2011. Excluding the expenses associated with the March 6, 2012 credit agreement amendment, adjusted income from continuing operations attributable to Gentiva shareholders was $0.94 on a diluted per share basis for the 2012 period.

•

Adjusted earnings before interest, taxes, depreciation and amortization attributable to continuing operations (Adjusted EBITDA) was $136.3 million as compared to $152.1 million in the 2011 period. Adjusted EBITDA as a percentage of net revenues was 10.6% versus 11.3% in the prior year period.

For the third quarter of 2012, the Company reported a net loss attributable to Gentiva shareholders of $0.5 million, or $0.02 per diluted share, compared to a net loss of $473.8 million, or $15.62 per diluted share, in the third quarter of 2011. For the first nine months of 2012, net income attributable to Gentiva shareholders was $18.2 million, or $0.60 per diluted share, compared with a net loss of $455.1 million, or $15.04 per diluted share, for the first nine months of 2011. The results included special items discussed above as well as the results from discontinued operations.

Cash Flow and Balance Sheet Highlights

At September 30, 2012, the Company reported cash and cash equivalents of $156.0 million, compared to $155.3 million at June 30, 2012. Total outstanding debt was $938.1 million as of September 30, 2012. Total Company days sales outstanding, or DSO’s, was 52 days at September 30, 2012, consistent with June 30, 2012 and down significantly from 61 days at March 31, 2012.

For the third quarter of 2012, net cash provided by operating activities was $25.5 million, compared to negative $5.5 million in the prior year period. Free cash flow was $23.2 million for the third quarter of 2012, compared to negative $11.4 million in the prior year period.

For the first nine months of 2012, free cash flow was $90.4 million, after excluding the $25.0 million OIG related payment made in the first quarter of 2012. Free cash flow is calculated as net cash provided by operating activities less capital expenditures.

During the quarter, Gentiva acquired three agencies to expand the Company’s geographic coverage and leverage its existing home health and hospice capabilities in given markets. In July 2012, the Company acquired Advocate Hospice based in Danville, Indiana. In August 2012, the Company acquired Spokane, Washington based Family Home Care, which provides both home health and hospice services, and North Mississippi Hospice which is based in Oxford, Mississippi.

Full-Year 2012 Outlook

Based on results through the first nine months of 2012 and recent trends, the Company raised its 2012 full-year outlook for adjusted income from continuing operations attributable to Gentiva shareholders to a range of $1.20 to $1.30 on a diluted per share basis. Additionally, the Company tightened its 2012 full-year net revenue outlook to a range of $1.71 billion to $1.74 billion. This outlook does not include any potential fourth quarter 2012 impact from sequestration, which is currently scheduled to become effective on January 1, 2013, or the impact from Hurricane Sandy.

Adjusted income from continuing operations attributable to Gentiva shareholders excludes charges related to cost savings initiatives, restructuring, impairment, acquisition, integration activities, the cost of legal settlements and other special items.

Non-GAAP Financial Measures

The information provided in this press release includes certain non-GAAP financial measures as defined under SEC rules. In accordance with SEC rules, the Company has provided, in the supplemental information and the footnotes to the tables, a reconciliation of those historical measures to the most directly comparable GAAP measures.

A reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP measure, is not accessible on a forward-looking basis without unreasonable effort due to the inherent difficulties in predicting the costs of restructuring, legal settlements and merger and acquisition activities, the results of discontinued operations and the impact of any future acquisitions or divestitures, which can fluctuate significantly and may have a significant impact on net income.

Conference Call and Webcast Details

The Company will comment further on its third quarter 2012 results during its conference call and live webcast to be held today, Thursday, November 1, 2012 at 9:00 a.m. Eastern Time. To participate in the call from the United States, Canada or an international location, dial (973) 935-2408 and reference call #37851480. The webcast is an audio-only, one-way event. Webcast listeners who wish to ask questions must participate in the conference call. Log onto http://investors.gentiva.com/events.cfm to hear the webcast. A replay of the call will be available on November 1 and will remain available continuously through November 8. To listen to a replay of the call from the United States, Canada or international locations dial (800) 585-8367 or (404) 537-3406 and enter the following PIN at the prompt: 37851480. Visit http://investors.gentiva.com/events.cfm to access the webcast archive. This press release is accessible at http://investors.gentiva.com/releases.cfm and a transcript of the conference call will be posted on the Company’s website.

About Gentiva Health Services, Inc.

Gentiva Health Services, Inc. is the nation’s largest provider of home health and hospice services based on revenue, delivering innovative, high quality care to patients across the United States. Gentiva is a single source for skilled nursing; physical, occupational, speech and neurorehabilitation services; hospice services; social work; nutrition; disease management education; help with daily living activities; and other therapies and services. GTIV-G

(unaudited tables and notes follow)

Gentiva Health Services, Inc. and Subsidiaries

Condensed Consolidated Financial Statements and Supplemental Information

(Unaudited)

(in 000’s, except per share data)	3rd Quarter		Nine Months
	2012	2011	2012	2011
Condensed Statements of Comprehensive Income
Net revenues	$424,444	$449,748	$1,287,787	$1,349,569
Cost of services sold	223,889	242,943	679,487	707,850

Gross profit	200,555	206,805	608,300	641,719
Selling, general and administrative expenses	(161,207)	(182,634)	(498,842)	(547,005)
Goodwill, intangibles and other long-lived asset impairment	(19,132)	(643,305)	(19,132)	(643,305)
Gain on sale of businesses	—	—	5,447	—
Dividend income	—	3,977	—	8,590
Interest income	653	659	2,011	1,963
Interest expense and other	(23,547)	(21,332)	(69,062)	(70,305)

(Loss) income from continuing operations before income taxes and equity in net earnings of CareCentrix	(2,678)	(635,830)	28,722	(608,343)
Income tax benefit (expense)	1,297	87,538	(10,878)	77,007
Equity in net earnings of CareCentrix	1,006	68,692	1,006	69,582

(Loss) income from continuing operations	(375)	(479,600)	18,850	(461,754)
Discontinued operations, net of tax	—	5,983	—	7,096

Net (loss) income	(375)	(473,617)	18,850	(454,658)
Less: Net income attributable to noncontrolling interests	(148)	(134)	(624)	(452)

Net (loss) income attributable to Gentiva shareholders	$(523)	$(473,751)	$18,226	$(455,110)

Total comprehensive (loss) income	$(375)	$(473,617)	$18,850	$(455,136)

Earnings per Share
Basic earnings per share:
(Loss) income from continuing operations attributable to Gentiva shareholders	$(0.02)	$(15.82)	$0.60	$(15.27)
Discontinued operations, net of tax	—	0.20	—	0.23

Net (loss) income attributable to Gentiva shareholders	$(0.02)	$(15.62)	$0.60	$(15.04)

Weighted average shares outstanding	30,423	30,337	30,496	30,257

Diluted earnings per share:
(Loss) income from continuing operations attributable to Gentiva shareholders	$(0.02)	$(15.82)	$0.60	$(15.27)
Discontinued operations, net of tax	—	0.20	—	0.23

Net (loss) income attributable to Gentiva shareholders	$(0.02)	$(15.62)	$0.60	$(15.04)

Weighted average shares outstanding	30,423	30,337	30,612	30,257

Amounts attributable to Gentiva shareholders:
(Loss) income from continuing operations	$(523)	$(479,734)	$18,226	$(462,206)
Discontinued operations, net of tax	—	5,983	—	7,096

Net (loss) income	$(523)	$(473,751)	$18,226	$(455,110)

(in 000’s)
	Sept 30, 2012	Dec 31, 2011
Condensed Balance Sheets
ASSETS
Cash and cash equivalents	$156,049	$164,912
Accounts receivable, net (A)	254,094	290,589
Deferred tax assets	10,881	26,451
Prepaid expenses and other current assets	54,962	38,379

Total current assets	475,986	520,331

Notes receivable from CareCentrix	34,949	25,000
Fixed assets, net	43,057	46,246
Intangible assets, net	195,700	214,874
Goodwill	656,364	641,669
Other assets	78,158	82,208

Total assets	$1,484,214	$1,530,328

LIABILITIES AND EQUITY
Current portion of long-term debt	$21,693	$14,903
Accounts payable	15,122	12,613
Payroll and related taxes	29,902	42,027
Deferred revenue	39,116	34,114
Medicare liabilities	27,979	23,066
Obligations under insurance programs	54,101	54,976
Accrued nursing home costs	20,566	24,223
Other accrued expenses	56,413	89,270

Total current liabilities	264,892	295,192

Long-term debt	916,432	973,222
Deferred tax liabilities, net	44,628	32,498
Other liabilities	35,511	26,885
Total equity	222,751	202,531

Total liabilities and equity	$1,484,214	$1,530,328

Common shares outstanding	30,566	30,779

(A)	Accounts receivable, net included an allowance for doubtful accounts of $10.5 million and $11.6 million at September 30, 2012 and December 31, 2011, respectively.

(in 000’s)

	Nine Months
	2012	2011
Condensed Statements of Cash Flows
OPERATING ACTIVITIES:
Net income (loss)	$18,850	$(454,658)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,375	22,534
Amortization and write-off of debt issuance costs	10,391	12,857
Provision for doubtful accounts	4,183	5,744
Equity-based compensation expense	5,722	5,863
Windfall tax benefits associated with equity-based compensation	—	(194)
Goodwill, intangibles and other long-lived asset impairment	19,132	643,305
Gain on sale of businesses	(5,447)	(9,088)
Equity in net earnings of CareCentrix, including gain on sale, net of tax	—	(69,582)
Deferred income tax benefit (expense)	27,700	(95,672)
Changes in assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	31,751	(6,431)
Prepaid expenses and other current assets	(25,597)	11,055
Current liabilities	(40,089)	(51,053)
Other, net	6,670	(333)

Net cash provided by operating activities	74,641	14,347

INVESTING ACTIVITIES:
Purchase of fixed assets	(9,235)	(14,571)
Proceeds from sale of assets and businesses, net of cash transferred	5,720	142,333
Acquisition of businesses, net of cash acquired	(22,520)	(320)

Net cash (used in) provided by investing activities	(26,035)	127,442

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	2,421	7,005
Windfall tax benefits associated with equity-based compensation	—	194
Repayment of long-term debt	(50,000)	(43,438)
Debt issuance costs	(4,125)	(13,457)
Repurchase of common stock	(4,974)	—
Repayment of capital lease obligations	(106)	(210)
Other	(685)	(543)

Net cash used in financing activities	(57,469)	(50,449)

Net change in cash and cash equivalents	(8,863)	91,340
Cash and cash equivalents at beginning of period	164,912	104,752

Cash and cash equivalents at end of period	$156,049	$196,092

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Interest paid	$67,735	$69,922
Income taxes paid	$4,260	$9,972

A reconciliation of Free cash flow to Net cash provided by operating activities follows:

	Nine Months
	2012	2011
Net cash provided by operating activities	$74,641	$14,347
Less: Purchase of fixed assets	(9,235)	(14,571)

Free cash flow	$65,406	$(224)

(in 000’s)

	3rd Quarter		Nine Months
	2012	2011	2012	2011
Supplemental Information

Segment Information (2)
Net revenues
Home Health	$234,670	$253,240	$710,321	$763,622
Hospice	189,774	196,508	577,466	585,947

Total net revenues	$424,444	$449,748	$1,287,787	$1,349,569

Operating contribution (6)
Home Health	$32,268	$28,717	$94,527	$105,427
Hospice	34,798	31,477	102,426	104,301

Total operating contribution	67,066	60,194	196,953	209,728

Corporate administrative expenses	(21,065)	(28,570)	(66,120)	(92,480)
Depreciation and amortization	(6,653)	(7,453)	(21,375)	(22,534)
Goodwill, intangibles and other long-lived asset impairment (8)	(19,132)	(643,305)	(19,132)	(643,305)
Dividend income (9)	—	3,977	—	8,590
Gain on sale of businesses (5)	—	—	5,447	—
Interest expense and other, net (7)	(22,894)	(20,673)	(67,051)	(68,342)

(Loss) income from continuing operations before income taxes and equity in net earnings of CareCentrix	$(2,678)	$(635,830)	$28,722	$(608,343)

Home Health operating contribution margin %	13.8%	11.3%	13.3%	13.8%
Hospice operating contribution margin %	18.3%	16.0%	17.7%	17.8%

Net Revenues by Major Payer Source:

	3rd Quarter		Nine Months
	2012	2011	2012	2011
Medicare:
Home Health	$184,980	$200,284	$561,751	$601,666
Hospice	177,437	181,991	538,990	542,985

Total Medicare	362,417	382,275	1,100,741	1,144,651
Medicaid and local government	19,154	21,216	56,873	63,160
Commercial insurance and other:
Paid at episodic rates	21,442	19,333	62,728	58,070
Other	21,431	26,924	67,445	83,688

Total commercial insurance and other	42,873	46,257	130,173	141,758

Total net revenues	$424,444	$449,748	$1,287,787	$1,349,569

A reconciliation of Adjusted EBITDA to Net (loss) income attributable to Gentiva shareholders follows:

	3rd Quarter		Nine Months
	2012	2011	2012	2011
Adjusted EBITDA (3)	$46,054	$41,469	$136,302	$152,104
Goodwill, intangibles and other long-lived asset impairment (8)	(19,132)	(643,305)	(19,132)	(643,305)
Dividend income (9)	—	3,977	—	8,590
Gain on sale of businesses (5)	—	—	5,447	—
Restructuring, legal settlement and acquisition and integration costs (6)	(53)	(9,845)	(5,469)	(34,856)

EBITDA (6)	26,869	(607,704)	117,148	(517,467)
Depreciation and amortization	(6,653)	(7,453)	(21,375)	(22,534)
Interest expense and other, net (7)	(22,894)	(20,673)	(67,051)	(68,342)

(Loss) income from continuing operations before income taxes and equity in net earnings of CareCentrix	(2,678)	(635,830)	28,722	(608,343)
Income tax benefit (expense) (10)	1,297	87,538	(10,878)	77,007
Equity in net earnings of CareCentrix	1,006	68,692	1,006	69,582

(Loss) income from continuing operations	(375)	(479,600)	18,850	(461,754)
Discontinued operations, net of tax (4)	—	5,983	—	7,096

Net (loss) income	(375)	(473,617)	18,850	(454,658)
Less: Net income attributable to noncontrolling interests	(148)	(134)	(624)	(452)

Net (loss) income attributable to Gentiva shareholders	$(523)	$(473,751)	$18,226	$(455,110)

A reconciliation of Adjusted income from continuing operations attributable to Gentiva shareholders to (Loss) income from continuing operations follows: (3)

	3rd Quarter		Nine Months
	2012	2011	2012	2011

Adjusted income from continuing operations attributable to Gentiva shareholders	$9,854	$8,285	$27,994	$37,953
Goodwill, intangibles and other long-lived asset impairment (8)	(11,352)	(547,118)	(11,352)	(547,118)
Gain on sale of CareCentrix included in equity in net earnings of CareCentrix, net of tax	1,006	68,328	1,006	68,328
Dividend income (9)	—	2,630	—	5,435
Gain on sale of businesses (5)	—	—	3,248	—
Cost saving initiatives	—	(508)	—	(508)
Restructuring, legal settlement and acquisition and integration costs (6)	(31)	(5,848)	(3,246)	(20,793)
Tax valuation allowance on OIG legal settlement	—	(5,503)	576	(5,503)

(Loss) income from continuing operations attributable to Gentiva shareholders	(523)	(479,734)	18,226	(462,206)
Add back: Net income attributable to noncontrolling interests	148	134	624	452

(Loss) income from continuing operations	$(375)	$(479,600)	$18,850	$(461,754)

Adjusted income from continuing operations attributable to Gentiva shareholders per diluted share	$0.32	$0.27	$0.91	$1.23
Goodwill, intangibles and other long-lived asset impairment (8)	(0.38)	(18.03)	(0.37)	(18.08)
Gain on sale of CareCentrix included in equity in net earnings of CareCentrix, net of tax	0.03	2.24	0.03	2.26
Dividend income (9)	—	0.09	—	0.18
Gain on sale of businesses (5)	—	—	0.11	—
Cost saving initiatives	—	(0.02)	—	(0.02)
Restructuring, legal settlement and acquisition and integration costs (6)	—	(0.19)	(0.10)	(0.68)
Tax valuation allowance on OIG legal settlement	—	(0.18)	0.02	(0.18)
Impact of exclusion of dilutive shares due to the anti-dilutive effect of the shares	0.01	—	—	0.02

(Loss) income from continuing operations attributable to Gentiva shareholders per diluted share	(0.02)	(15.82)	0.60	(15.27)
Add back: Net income attributable to noncontrolling interests	0.01	—	0.02	0.01

(Loss) income from continuing operations per diluted share	$(0.01)	$(15.82)	$0.62	$(15.26)

Operating Metrics

	3rd Quarter		Nine Months
	2012	2011	2012	2011
Home Health
Episodic admissions	48,600	49,900	148,800	150,700
Total episodes	71,300	72,000	216,000	216,400
Episodes per admission	1.47	1.44	1.45	1.44
Revenue per episode	$2,900	$3,050	$2,900	$3,050

Hospice
Admissions	12,200	13,300	38,900	42,100
Average daily census	13,600	14,100	13,700	13,900
Patient days (in thousands)	1,250	1,300	3,750	3,810
Revenue per patient day	$152	$152	$154	$154
Length of stay at discharge (in days)	101	86	89	94
Services by patient type
Routine	98%	97%	98%	97%
General Inpatient & Other	2%	3%	2%	3%

Notes:

1.	The comparability between reporting periods has been affected by the following items:

a.	During the second quarter of 2012, the Company completed the sale of eight home health and four hospice branches in Louisiana. In addition, the Company completed several acquisitions in the third quarter of 2012.

During the fourth quarter of 2011, the Company closed 34 locations (25 home health and 9 hospice) and sold 9 home health branches as a result of a comprehensive review of its branch structure, support infrastructure and other significant expenditures in response to the challenging Medicare reimbursement rate environment. In addition, during the first quarter of 2012, the Company closed four additional home health branches.

As a result of this activity, the Company’s revenues for the third quarter and first nine months of 2012 were negatively impacted by approximately $20 million and $62 million, respectively, as compared to the third quarter and first nine months of 2011.

b.	The first nine months of 2012 included 274 days of activity as compared to 273 days for the first nine months of 2011 due to 29 days in February 2012 versus 28 days in February 2011.

2.	The Company’s senior management evaluates performance and allocates resources based on operating contributions of the operating segments, which exclude corporate expenses, depreciation, amortization, and interest expense and other (net), but include revenues and all other costs directly attributable to the specific segment.

3.	Adjusted EBITDA, a non-GAAP financial measure, is defined as income from continuing operations before interest expense and other (net of interest income), income taxes, depreciation and amortization and excluding charges relating primarily to restructuring, legal settlements and acquisition and integration activities, dividend income and gain on sale of business, net of taxes. Management uses Adjusted EBITDA to evaluate overall performance and compare current operating results with other companies in the healthcare industry. Adjusted EBITDA should not be considered in isolation or as a substitute for income from continuing operations, net income, operating income or cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Because Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and is susceptible to varying calculations, it may not be comparable to similarly titled measures in other companies. Adjusted EBITDA presented in the Supplemental Information relates to the Company’s continuing operations.

Adjusted income from continuing operations attributable to Gentiva shareholders is defined as income from continuing operations attributable to Gentiva shareholders, excluding tax reserves relating to the OIG settlement and charges relating to restructuring, legal settlements and acquisition and integration activities, dividend income and gain on sale of business, net of taxes.

4.	Discontinued operations consist of the financial results of the Company’s Rehab Without Walls and IDOA businesses and for the nine month period the HME and IV business. Net revenues and operating results associated with these operating units for the third quarter and first nine months of 2011were as follows (dollars in thousands):

	3rd Quarter 2011	Nine Months 2011
Net revenues	$6,699	$22,636

Operating income before income taxes	$840	$2,686
Gain on sale of business	9,088	9,088
Income tax expense	(3,945)	(4,678)

Discontinued operations, net of tax	$5,983	$7,096

5.	During the second quarter of 2012, the Company completed the sale of eight home health branches and four hospice branches in Louisiana, pursuant to an asset purchase agreement, for total consideration of approximately $6.4 million. The Company received proceeds of approximately $5.9 million and established a receivable of approximately $0.5 million.

Effective May 31, 2012, the Company completed the sale of its Gentiva consulting business to MP Healthcare Partners, LLC pursuant to an asset purchase agreement, for cash consideration of approximately $0.3 million.

In connection with the sales, the Company recorded a gain on sale of businesses of approximately $5.4 million for the first nine months of 2012.

6.	Operating contribution and EBITDA included charges relating to restructuring, legal settlements and acquisition and integration activities of $0.1 million and $5.5 million for the third quarter and first nine months of 2012, respectively, and $9.8 million and $34.9 million for the third quarter and first nine months of 2011, respectively.

For the third quarter and first nine months of 2012, the Company recorded (i) restructuring costs of $0.1 million and $1.5 million, respectively, and (ii) legal settlement reserves of $5.0 million, associated with the tentative settlement of the Wilkie wage and hour lawsuit, partially offset by (iii) a reduction in acquisition and integration costs of $1.0 million, primarily relating to favorable lease settlements associated with the acquisition of Odyssey HealthCare, Inc.

For the third quarter and first nine months of 2011, the Company recorded (i) restructuring costs of $0.8 million and $2.6 million, respectively, (ii) legal settlement reserves of $6.5 million and $25.0 million, respectively, associated with a government investigation assumed in the Odyssey acquisition, and (iii) acquisition and integration costs of $2.5 million and $7.3 million, respectively, primarily relating to the acquisition of Odyssey HealthCare, Inc.

These charges were reflected as follows for segment reporting purposes (dollars in millions):

	3rd Quarter		Nine Months
	2012	2011	2012	2011
Home Health	$—	$—	$5.7	$0.3
Hospice	—	0.8	0.1	1.6
Corporate expenses	0.1	9.0	(0.3)	33.0

Total	$0.1	$9.8	$5.5	$34.9

7.	Interest expense and other, net for the first nine months of 2012 included charges of approximately $0.5 million relating to the write-off of deferred debt issuance costs associated with the Company’s March 6, 2012 credit agreement amendment. Interest expense and other, net for the first nine months of 2011 included charges of approximately $3.8 million relating to the write-off of deferred debt issuance costs and costs of terminating the Company’s interest rate swaps in connection with the refinancing of the indebtedness outstanding under its credit agreement.

8.	During the third quarter of 2012, the Company initiated an effort to re-brand all of its branch operations under the single Gentiva name. In connection with this re-branding effort, the Company recorded a $19.1 million non-cash write-off of existing trade name balances for the third quarter and first nine months of 2012.

During the third quarter of 2011, the Company performed an impairment test of its goodwill, intangibles and other long-lived assets in response to changes in our business climate, including uncertainties around Medicare reimbursement as the federal government worked to reduce the federal deficit. The Company’s impairment test indicated that the fair value of certain identifiable intangible assets, as well as goodwill, was less than their carrying values. In addition, the Company finalized its review of alternatives to replacing various field operating systems. As such, the Company recorded non-cash impairment charges of approximately $643.3 million for the third quarter and first nine months of 2011.

9.	Dividend income for the third quarter and first nine months of 2011 represents a 12% cumulative preferred dividend received in connection with the sale of the Company’s preferred investment in CareCentrix in 2011.

10.	The Company’s effective tax rate for adjusted income from continuing operations was a tax provision of 39.8% and 40.8% for the third quarter and first nine months of 2012, respectively, as compared to 39.6% for both the third quarter and first nine months of 2011.

Forward-Looking Statement

Certain statements contained in this news release, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” “assumes,” “trends” and similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon the Company’s current plans, expectations and projections about future events. However, such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: economic and business conditions; demographic changes; changes in, or failure to comply with, existing governmental regulations; the impact on our Company of healthcare reform legislation and its implementation through governmental regulations; legislative proposals for healthcare reform; changes in Medicare, Medicaid and commercial payer reimbursement levels; the outcome of any inquiries into the Company’s operations and business practices by governmental authorities; effects of competition in the markets in which the Company operates; liability and other claims asserted against the Company; ability to attract and retain qualified personnel; ability to access capital markets; availability and terms of capital; loss of significant contracts or reduction in revenues associated with major payer sources; ability of customers to pay for services; business disruption due to natural disasters, pandemic outbreaks, or terrorist acts; ability to successfully integrate the operations of acquisitions the Company may make and achieve expected synergies and operational efficiencies within expected time-frames; ability to maintain compliance with its financial covenants under the Company’s credit agreement; effect on liquidity of the Company’s debt service requirements; and changes in estimates and judgments associated with critical accounting policies and estimates. For a detailed discussion of certain of these and other factors that could cause actual results to differ from those contained in this news release, please refer to the Company’s various filings with the Securities and Exchange Commission, including the “Risk Factors” section contained in the Company’s annual report on Form 10-K for the year ended December 31, 2011.

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